Exhibit 99

OMI Corporation Sells Two Vessels

    STAMFORD, Conn.--(BUSINESS WIRE)--Sept. 26, 2003--OMI Corporation (NYSE:OMM) of Stamford, Connecticut announced that it had agreed to sell the RACER and the RAIN, single hull product carriers built in 1989 and 1990, respectively. A loss on the sale of approximately $8.0 million will be recognized in the third quarter.
    Craig H. Stevenson, Jr., Chairman and Chief Executive Officer said "we continue our policy of shedding older assets as opportunities arise."
    OMI is a major international owner and operator of crude oil tankers and product carriers. Its fleet currently comprises 40 vessels, primarily Suezmaxes and product carriers, aggregating in excess of 3.1 million deadweight tons. The Company currently has 22 of its 40 vessels on time charter. OMI has on order five 37,000 dwt ice class 1A product carriers scheduled to be delivered in 2004 and 2005. Three of the product carriers will commence five year time charters at the time of delivery.

    CONTACT: OMI Corporation, Stamford
             Fredric S. London, 203/602-6789